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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 1, 2000, except as to the pooling of interests with Vitamins.com, Inc. which is as of June 16, 2000 and
Note 2 which is as of February 1, 2001, and our report dated February 1, 2000, except as to the pooling of interests with Vitamins.com, Inc. which is as of June 16, 2000, relating to the financial statements, which appear in the Current Report on Form 8-K dated February 22, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
February 22, 2001